EXHIBIT 10(v)






                                 SCOR U.S. GROUP

                         ANNUAL INCENTIVE PLAN FOR 1995


      1. NAME AND PURPOSE. This Plan shall be known as the SCOR U.S. Group Annual Incentive Plan. The purpose of the Plan is to provide the officers of SCOR U.S. Corporation (the "Company"), SCOR Reinsurance Company ("SCOR Re") and other subsidiaries of the Company (hereinafter sometimes collectively referred to as the "SCOR U.S. Group") designated from time to time by the Committee (as defined in Paragraph 2) with the opportunity to receive cash awards based on the successful achievement of the operational and strategic objectives of the SCOR U.S. Group during a given fiscal year (the "Plan Year") and thereby assist the SCOR U.S. Group in attracting and retaining officers who contribute to its success.

      2. PLAN ADMINISTRATION. The Plan shall be administered jointly by the Compensation Committees of the Boards of Directors of the Company and SCOR Re (the "Committee"). The Committee shall have full authority to interpret and administer the Plan and any rules and regulations relating to it.

      3. ELIGIBILITY. Each Plan Year, the CEO will recommend and the Committee will approve those officers who shall be eligible as participants to receive incentive payments under the Plan. The Committee may approve the participation of officers at any time during the Plan Year. Incentive payments to participants will be based on base salary earnings (actual base salary dollars earned during the Plan Year) as an active employee during the Plan Year. Participation in any one year does not guarantee that an employee or position will participate in any following year.

      4. TARGET AWARDS. The size of the incentive payments to a participant will be determined by target incentive awards expressed as a percentage of base salary earnings. At the beginning of each Plan Year, the CEO shall recommend and the Committee shall set (a) the maximum aggregate amount of incentive payments that can be paid pursuant to the Plan (the "Maximum Aggregate Payout"), and (b) the target incentive awards for each participant or class of participants during the Plan Year (the "Original Target Incentives").

       5. PERFORMANCE MEASURES. The awards generated by the Plan will be calculated as provided in Paragraph 6 below and will be based on the achievement by the SCOR U.S. Group of one or more financial targets approved by the Committee at the beginning of each Plan
          Year (the "Company Performance Measure"), as well as factors relating to each individual participant. In establishing the Company Performance Measure, the Committee will identify threshold, target and superior levels of achievement. Individual


          performance of each participant will be based upon management's evaluation of achievement of pre-set individual goals and overall performance of job responsibilities (the "Individual Performance Evaluation").

     6.   CALCULATION OF AWARDS.

          (a) The first step in calculating the awards under this Plan for a Plan Year is to determine the Company Performance Measure as soon as possible after the consolidated financial statements of the Company for the Plan Year are available. Guidelines for any adjustments to financial results will be recommended by the Chief Financial Officer and approved by the Committee each year at the beginning of the Plan Year. In addition, the results set forth in the consolidated financial statements for purposes of this Plan may be adjusted by the Committee during or after the Plan Year to reflect (i) extraordinary, unusual or non-recurring items or events, including natural catastrophes, (ii) material differences between any significant assumptions used in establishing the Company Performance Measure target(s) and actual events or conditions experienced during the Plan Year, and (iii) comparative peer group performance during the Plan Year.

               (1) In the event the achievement of the Company Performance Measure is at or above the target level, as modified by the Committee as provided in the first paragraph of this Paragraph 6(a), then, subject to adjustment as provided in Paragraph 6(b) below, each participant would be eligible to receive the Original Target Incentive; provided, however, that each such Original Target Incentive would also be subject to adjustment in accordance with Paragraph 6(c) below.

               (2) In the event the achievement of the Company Performance Measure is at or above the threshold level but below the target level, as modified by the Committee as provided in the first paragraph of this Paragraph 6(a), then, subject to adjustment as provided in Paragraph 6(b) below, each participant would be eligible to receive an incentive award in an amount equal to the product of the percentage of the Company Performance Measure target achieved multiplied by the participant's Original Target Incentive ("Modified Target Incentive"); provided, however, that each such Modified Target Incentive would also be subject to adjustment in accordance with Paragraph 6(c) below.

               (3) In the event the achievement of the Company Performance Measure is below the threshold level, as modified by the Committee as provided in the first paragraph of this Paragraph 6(a) above, then no incentive awards will be made using the Plan design; provided, however, a pool of dollars equaling up to 20% of aggregate individual Original Target Incentives calculated as of December 31 of that Plan Year could be used to make awards to selected officers, at management's discretion, subject to approval by the Committee.


          (b) In the event that the aggregate amount of the Original Target Incentives for all participants calculated at the end of the Plan Year as set forth in Paragraph 6(a)(1) above or the aggregate amount of the Modified Target Incentives for all participants calculated at the end of the Plan Year as set forth in Paragraph 6(a)(2) above exceeds the Maximum Aggregate Payout for that Plan Year, the Original Target Incentive or Modified Target Incentive of each participant shall be reduced by multiplying the proposed Original Target Incentive or Modified Target Incentive of each participant by a fraction the numerator of which is the Maximum Aggregate Payout for that Plan Year and the denominator of which is the aggregate amount of all Original Target Incentives or Modified Target Incentives for that Plan Year.

          (c) If incentive awards are generated pursuant to Paragraph 6(a), as modified in accordance with Paragraph 6(b), if necessary, the CEO shall recommend, subject to the approval of the Committee, increasing or decreasing the size of individual awards under the Plan in order to (i) adjust the opportunities for awards in recognition of the achievement of an above-target Company Performance Measure, and (ii) take into account management's Individual Performance Evaluation of the participant, assessment of the participant's contribution to the overall performance of the SCOR U.S. Group during the Plan Year, and judgment as to the criticality of the participant's role in enabling the SCOR U.S. Group to achieve its strategic objectives.

          (d) No award to a participant shall exceed 150% of that participant's Original Target Incentive. The aggregate amount of incentive awards to all participants shall not in any event exceed the Maximum Aggregate Payout.

     7. PAYMENTS. Payments will be made no later than March 15 following the Plan Year.

     8.   TERMINATION FOR REASONS OTHER THAN DEATH, DISABILITY OR
          RETIREMENT. If a participant terminates employment for any reason, other than death, disability or retirement, as defined in a Company-sponsored Plan, prior to date of payment, she or he is ineligible to receive any payment under this Plan.

     9. TERMINATION DUE TO DEATH, DISABILITY OR RETIREMENT. If a participant terminates employment due to death, disability or retirement, as defined in a Company-sponsored Plan, prior to the end of the Plan Year, and has been actively employed for a minimum of six months in that Plan Year, the employee shall be eligible for a pro rata award based on her or his base salary earnings as an active employee during the Plan Year. Payments to employees whose employment has terminated for any reason, with less than six months of service, shall be made at the sole discretion of the Committee.

     10. NO IMPLIED CONTRACT. The Plan shall not be construed to constitute an employment contract between the Company or any of its subsidiaries and any participant. All participants shall remain subject to discharge to the same extent as if the Plan had not been put into effect.


     11. AMENDMENTS. The Board of Directors shall have the power to amend the Plan or to suspend or terminate the Plan in whole or in part.

     12.  EFFECTIVE DATE.  The Plan shall become effective on January 1,
          1995.

     13.  MISCELLANEOUS.

          (a) Any tax required to be withheld by any governmental authority shall be deducted from each incentive payment.

          (b) No payout of incentives shall be subject in any manner to anticipation, alienation, pledge, transfer or assignment, except by will or the laws of descent and distribution.

          (c) Each payout of an incentive shall be from the general funds of the Company, SCOR Re or any other subsidiary of the Company designated by the Committee. No special or separate fund shall be established or other segregation of assets made to assure payout of any incentive. No participant shall have any interest in any identifiable property or assets of the Company or any of its subsidiaries.

          (d) The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of New York.



     EXHIBIT A TO RESOLUTION APPROVING THE ANNUAL INCENTIVE PLAN

     1)   Maximum Aggregate Incentive Awards

          In no event, shall the aggregate amount of incentive payments, after tax, generated under this Plan with respect to a Plan Year exceed an amount equal to 6% of the net income of the Company calculated in conformity with GAAP, as adopted by the Company as of the first day of the Plan Year, excluding any amounts accrued during the Plan Year with respect to the Plan, after tax, which reduce net income.

     2)   Individual Target Awards for 1995

                                                        TARGET AWARD
               POSITION LEVEL                          % OF BASE SALARY

               Senior Executives                                 35

               Department Heads                                  30

               Other Vice Presidents                             25

               Assistant Vice Presidents                         20

               Other Officers                                    15



     EXHIBIT B TO RESOLUTION APPROVING THE ANNUAL INCENTIVE PLAN

                   SCOR U. S. GROUP PERFORMANCE SCALE FOR 1995

                                RETURN ON EQUITY

                         Performance Percentage   ROE

                         Superior (150%)          13.5%
                         Target   (100%)           9.0%
                         Threshold (60%)           5.4%


     NOTES:    (1)  If the ROE falls between the percentages listed above, the performance percentage shall be determined by interpolation on a straight line basis rounded to the nearest one tenth of one percent.

               (2)  -    "Return on Equity" for any Plan Year means the
                         result of dividing (A) the Company's Net Income for such Plan Year by (B) the Company's Average
                         Stockholders' Equity for such Plan Year, rounded to the nearest one-tenth of one percent.

                    - "Net Income" for any Plan Year means the total net income of the Company and its consolidated subsidiaries for such Plan Year (including all charges for any payments accrued under the Plan), as computed in conformity with generally accepted accounting principles and reported to stockholders in the Company's consolidated financial statements for such Plan Year.

                    - "Stockholders' Equity" at the end of any calendar quarter shall be the amount set forth as stockholders' equity in the financial statements at such quarter end.

                    - "Average Stockholders' Equity" for any Plan Year means the result of dividing (A) the sum of the Stockholders' Equity as of the end of each of the four calendar quarters in such Plan Year plus the Stockholders' Equity as of the end of the calendar quarter ending on December 31 of the year immediately preceding Plan Year, by (B) five.

               (3) Where appropriate, the results of peer group companies may be used by the Board to modify evaluations of results against the above goal.